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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                             ___________________

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                       SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)     August 10, 1994
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                                   PSS, INC.
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               (Exact name of registrant as specified in charter)



      Delaware                        0-14900           91-1335798
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(State or other jurisdiction          (Commission       (IRS employer
of incorporation)                     file number)      identification number)



1511 Sixth Avenue, Seattle, WA                                98101
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(Address of principal executive office)                       (Zip code)


Registrant's telephone number, including area code    (206) 621-6938
                                                  ----------------------------



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         (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.


     On August 10 and August 12, 1994, PNS Inc. ("PNS"), a wholly-owned subsidiary of the Registrant, acquired an aggregate of $14.32 million principal amount of its outstanding 12-1/8% Senior Subordinated Notes (the "Senior Notes") for an aggregate purchase price of approximately $7.7 million (including on account of accrued and unpaid interest due July 15, 1994). In order to finance such purchase, PSSC Inc., a wholly-owned subsidiary of PNS, sold mortgage certificates (having a book value of approximately $72 million and which secured financing ("Mortgage Financing") of approximately
$69 million) receiving net proceeds of approximately $3 million, after repayment of the Mortgage Financing secured by such mortgage certificates.

     As a result of the foregoing transactions, and giving effect to the payment on August 12, 1994 of interest due July 15, 1994 on the Senior Notes and the Registrant's 7-1/8% Convertible Debentures (the "Debentures"), the Registrant's principal assets will consist of approximately $41.5 million comprised primarily of mortgage certificates and related receivables and its principal obligations will consist of approximately $40 million of Mortgage Financing borrowings, leaving an approximately $1.5 million net difference available for holders of the remaining $5.26 million of Senior Notes and $28.67 million of Debentures. Accordingly, it is not expected that the Registrant will have sufficient capital resources to meet its debt service requirements and working capital needs for the next 12 months.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         PSS, INC.

Date:     August 12, 1994                By: /s/Mark Brown
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                                            Mark Brown, President